As filed with the Securities and Exchange Commission on September 17, 2004
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      CHINA ENERGY SAVINGS TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


            NEVADA                                       86-099573
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                        22/F MORRISON COMMERCIAL BUILDING
                              31 MORRISON HILL ROAD
                            WANCHAI, HONG KONG, CHINA
                    (Address of principal executive offices)


                           2004 EQUITY INCENTIVE PLAN
                            (Full title of the plan)

                                   LEE KAM MAN
                        22/F MORRISON COMMERCIAL BUILDING
                              31 MORRISON HILL ROAD
                            WANCHAI, HONG KONG, CHINA
                     (Name and address of agent for service)


                                 852- 2891-3130
          (Telephone number, including area code, of agent for service)

                                  With copy to:

                                KEVIN LEUNG, ESQ.
                            RICHARDSON AND PATEL, LLP
                         10900 WILSHIRE BLVD. SUITE 500
                              LOS ANGELES, CA 90024
                                 (310) 208-1182

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
   TO BE REGISTERED        REGISTERED(1)           SHARE(2)              PRICE(2)         REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 1,200,000              $12.92             $15,504,000            $1,964.35
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on September 15, 2004, as reported on the OTC Electronic Bulletin Board.

================================================================================

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

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference into this registration statement:

     (a) The Annual Report for the fiscal year ended September 30, 2003, filed by the Registrant with the Securities and Exchange Commission (the "Commission") on Form 10KSB on January 6, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

     (b) The Quarterly Reports for the quarter ended December 31, 2004, March 31, 2004, and June 30, 2004 filed by the Registrant with the Commission on Form 10QSB on February 17, 2004, May 19, 2004 and August 24, 2004, respectively. The Current Reports filed by the Registrant with the Commission on Form 8-K on March 23, 2004, June 11, 2004, June 30, 2004, as amended on August 20, 2004, August
24, 2004 and August 27, 2004.

     (c) The description of the Registrant's common stock, which is included in Amendment No. 4 to the registration statement on Form 10-SB, file no. 000-31047, filed with the Commission on November 13, 2000.

     (d) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.  The class of securities to be offered is registered  under
Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Richardson and Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Registrant's common stock pursuant to this Form S-8 registration statement. Attorneys of the law firm own approximately 41,666 shares of the Registrant's restricted common stock.


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

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

     Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is judged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

     Section 78.7502 requires us to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

     As permitted by Nevada law, the Company's Articles of Incorporation contain articles for indemnification of directors, officers, employees or agents of the Registrant with respect to actions, suits or proceedings other than by or in the right of the Registrant and for actions or suits by or in the right of the Registrant; provided that with respect to actions or suits by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant or where such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such


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

expenses which such court deems proper. Such indemnification provides for an advance of costs, charges and expenses. The Registrant is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant. Further, the affirmative vote of at least two-thirds of the total votes eligible to be cast shall be required to amend, repeal or adopt any provision inconsistent with the article giving rise to indemnification of directors, officers, employees or agents of the Registrant.

     The  Company's  Bylaws  also  provides  that no  director or officer of the
Registrant shall be liable for the acts, defaults or neglects of any other director or officer, or for any loss sustained by the Registrant, unless the same has resulted from his own willful misconduct, willful neglect or negligence.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

        5.       Opinion regarding legality
        23.1     Consent of Gary E. Hirth, CPA
        23.2     Consent of Webb and Company
        23.3     Consent of Richardson and Patel, LLP (included in Exhibit 5)
        99.1     2004 Employee Equity Incentive Plan

ITEM 9. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, People's Republic of China, on this 16th day of September, 2004.

                                    CHINA ENERGY SAVINGS TECHNOLOGY, INC.
                                    a Nevada Corporation


                                    /s/ Lee Kam Man
                                    --------------------------------------------
                                    By:  Lee Kam Man
                                    Its:  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:


Dated:  September 16, 2004          /s/ Lee Kam Man
                                    --------------------------------------------
                                    Lee Kam Man, Chief Executive Officer,
                                    Acting Chief Financial Officer and Director


Dated:  September 16, 2004          /s/ Li Shilong
                                    --------------------------------------------
                                    Li Shilong, Director




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